Exhibit 99.1

Nabors Announces Fourth Quarter 2020 Results

HAMILTON, Bermuda, February 23, 2021 /PRNewswire/ -- Nabors Industries Ltd. (“Nabors” or the “Company”) (NYSE: NBR) today reported fourth quarter 2020 operating revenues of $443 million, compared to operating revenues of $438 million in the third quarter of 2020. The net loss from continuing operations attributable to Nabors common shareholders for the quarter was $112 million, or $16.46 per share. The fourth quarter included $162 million of pretax gains from debt exchanges and repurchases, partially offset by charges of $71 million mainly from asset impairments, for a net after-tax gain of $52 million. This compares to a loss of $161 million, or $23.42 per share in the prior quarter. The third quarter included net after tax gains of $6 million related to gains from debt repurchases, asset impairments and severance costs.

For the fourth quarter, adjusted EBITDA was $108 million, compared to $114 million in the prior quarter. Although adjusted EBITDA for most of our segments improved sequentially, declines in International and Rig Technologies more than offset those increases. Reductions in our International rig count were almost fully compensated by increases in the North American market.

Anthony G. Petrello, Nabors Chairman, CEO and President, commented, “Our fourth quarter results were stronger than we expected. Once again, we executed well across our portfolio of businesses. We benefitted from activity increases in our North American markets. Margins were better than we projected in our Lower 48 and International rig markets, as well as in Drilling Solutions.

“We successfully completed exchanges of our outstanding notes during the fourth quarter. These transactions materially improved the Company’s leverage and its debt maturity profile. Together with free cash flow generation during the quarter, we realized a significant reduction in net debt to just under $2.5 billion.

“Global oil demand increased during the fourth quarter, reducing the inventory overhang. Commodity prices recovered as well. These factors have driven activity higher across markets. In the fourth quarter, the Lower 48 market grew by 23% on average. More recently, drilling activity has begun to strengthen in various international markets, particularly in Latin America and Saudi Arabia. As demand for oil continues to recover post-pandemic, we would expect drilling activity to increase steadily in the U.S. and international markets. With utilization continuing to improve, we also expect to see higher pricing throughout most markets during 2021.

“We are especially pleased to see the significant progress in our Drilling Solutions segment. Adjusted EBITDA increased by 44% versus the prior quarter. We saw continued growth in our SmartSLIDETM and SmartNAVTM apps. SmartSLIDETM is our directional steering control system which automates slide drilling. SmartNAVTM is our automated directional guidance system. These offerings are not only bolstering the performance of our Drilling Solutions segment, but they are also driving the performance of our global drilling rig business, allowing us to secure premium pricing and the highest Lower 48 daily margins among our peers.

“To summarize, the market is driving higher oil prices and higher drilling activity. As a result, all of our segments are moving in the right direction.”

Consolidated and Segment Results

The U.S. Drilling segment reported $62.2 million in adjusted EBITDA for the fourth quarter of 2020, a $1.6 million, or 3%, increase from the prior quarter. During the quarter, Nabors’ average Lower 48 rig count, at 54, increased by 5 rigs, or 11%. Average daily margins in the Lower 48 widened slightly, to $9,541, driven by a reduction in expenses of approximately $800, mainly from lower property tax expenses. The reduction in daily operating costs offset a decline in daily revenue. The U.S. segment’s rig count currently stands at 61, with 57 rigs on rate in the Lower 48. Based on the Company’s current outlook, the first quarter average Lower 48 rig count is expected to increase by approximately two to three rigs over the fourth quarter average. First quarter drilling margins are expected to approach $8,500, reflecting the continued migration of the fleet’s pricing to current market rates. In the first quarter, for the U.S. Offshore and Alaska operations, the Company expects adjusted EBITDA approximately in line with the fourth quarter.

International Drilling adjusted EBITDA declined sequentially from the prior quarter by $7.4 million, to $64.5 million. The International rig count averaged 63 rigs, a 12% decline from the prior quarter. This decrease was driven primarily by temporary rig suspensions in Saudi Arabia, and by other activity reductions in the Eastern Hemisphere. Average margin per day was $13,486, an improvement of $808 or 6%, driven by early termination revenue and the impact of rigs returning to operating dayrates in Latin America, after a lengthy period on negotiated COVID rates.

The first quarter outlook for the International segment includes an increase of two to three rigs, reflecting progressive restarts in Saudi Arabia during the quarter. We expect a further reduction in average rig count for the Eastern Hemisphere following the contract terminations we experienced in the fourth quarter. Sequentially, Nabors expects daily margins in the first quarter to decline by $500 to $1,000, due primarily to the absence of early termination revenue in the fourth quarter.

Canada Drilling reported adjusted EBITDA of $3.5 million, as rig activity increased by 31% from the third quarter. Average daily gross margin increased by approximately 10% as higher value rigs commenced working. The fourth quarter rig count totaled 9.7 rigs, up by 2.3 rigs from the prior quarter. For the first quarter, which is normally the Canadian market’s seasonal peak, the Company expects activity to increase by approximately 30% compared to the fourth quarter.

In Drilling Solutions, adjusted EBITDA of $10.3 million increased by $3.1 million compared to the third quarter, due to increased activity across service lines together with an improved mix. The main contributors to the improvement were the performance drilling offerings and casing running. The Company expects first quarter Drilling Solutions’ segment adjusted EBITDA will be in line with the fourth quarter.

In the Rig Technologies segment, fourth quarter adjusted EBITDA was $0.5 million, down from the prior quarter adjusted EBITDA of $1.3 million. The third quarter benefitted from strong parts sales to a customer in North Africa. The drop off in parts sales was not offset by the expected increase in yearend capital equipment sales. The Company expects first quarter adjusted EBITDA for Rig Technologies to remain roughly in line with the fourth quarter results.

Free Cash Flow and Capital Discipline

Capital expenditures were $41 million in the fourth quarter and totaled $190 million for the full year 2020. For 2021, the Company expects capital expenditures of approximately $200 million, excluding SANAD newbuild rigs. These rigs are expected to be funded directly by the joint venture.

Free cash flow, defined as net cash provided by operating activities less net cash used by investing activities, as presented in our cash flow statement, reached $66 million in the fourth quarter after funding capital expenditures of $41 million. These results reflect the absence of semiannual interest payments on the Company’s senior notes, which are paid in the first and third quarters. Total debt decreased by $322 million during the fourth quarter and net debt, defined as total debt less cash, cash equivalents and short-term investments, declined by $290 million. During the fourth quarter, Nabors completed exchange transactions for its senior notes resulting in a decrease in its reported net debt of $235 million.

Subsequent to year end, the Company further addressed its capital structure by completing additional debt exchanges and open market purchases of notes. These transactions reduced the Company’s debt obligations by an additional $22 million. In January, the SANAD joint venture paid nearly $50 million to each partner.

William Restrepo, Nabors CFO, stated, “The improvement in the environment in the fourth quarter was welcome after the challenging conditions earlier in the year. Our overall activity has held up about as we expected, and our margins have outperformed our expectations. We are particularly encouraged by the strength of our industry leading drilling margins and by the success of our technology offerings, both in growth and profitability. Our adjusted EBITDA remained above the $100 million mark and well above the performance of our competitors. We did benefit from $4 million in non-recurring revenue from early terminations, nonetheless the resiliency of our global results continues to support our free cash flow generation.

“Lower 48 industry activity has improved significantly, but spot market pricing has only increased modestly since its bottom. Pricing should react positively as the year progresses and we continue to increase utilization for high specification rigs. We have turned the corner on International activity and are starting to benefit from increased rig count in Saudi Arabia and from the removal of COVID dayrates. We expect consolidated adjusted EBITDA to decrease modestly in the first quarter, reflecting the absence of the fourth quarter’s early termination revenue.”

Mr. Petrello concluded, “I would again like to recognize the Company’s global staff. The Company’s success in 2020 stems directly from our employees, their hard work, and commitment. We were presented with a unique set of challenges in 2020. The entire Nabors team responded with resourcefulness and composure, and I am pleased with the Company’s achievements in this difficult environment.

“As we look to the future, the opportunities to deploy advanced technology are growing. Our well-established portfolio of advanced digital solutions has been battle-tested, and has proved to deliver the promised improvements in efficiency and performance. We plan to expand this portfolio, with a focus on analytics and further automation.

“The prominence of ESG, and the emergence of the energy transition, present an emerging opportunity set for innovators such as Nabors. We recently committed to develop science-based targets for our greenhouse gas emissions, aligned with the Science Based Targets initiative. To our knowledge, Nabors is the first land drilling contractor to do so.

“This commitment to reduce our own carbon footprint facilitates the pursuit of a spectrum of initiatives. We are currently evaluating technologies aimed at carbon capture and sequestration, power management, and emissions reduction. These solutions are readily integrated on our own fleet, and ultimately could reach into the global rig market.

“As we enter 2021, the improving fundamentals in our existing markets and our progress on innovative technology deployment are increasing our confidence in reaching our financial goals.”

About Nabors

Nabors (NYSE: NBR) owns and operates one of the world's largest land-based drilling rig fleets and provides offshore platform rigs in the United States and several international markets. Nabors also provides directional drilling services, tubular services, performance software, and innovative technologies for its own rig fleet and those of third parties. Leveraging advanced drilling automation capabilities, Nabors highly skilled workforce continues to set new standards for operational excellence and transform the industry.

Forward-looking Statements

The information included in this press release includes forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. Such forward-looking statements are subject to a number of risks and uncertainties, as disclosed by Nabors from time to time in its filings with the Securities and Exchange Commission. As a result of these factors, Nabors' actual results may differ materially from those indicated or implied by such forward-looking statements. The forward-looking statements contained in this press release reflect management's estimates and beliefs as of the date of this press release. Nabors does not undertake to update these forward-looking statements.

Non-GAAP Disclaimer

This press release presents certain “non-GAAP” financial measures.  The components of these non-GAAP measures are computed by using amounts that are determined in accordance with accounting principles generally accepted in the United States of America (“GAAP”).  Adjusted operating income (loss) represents income (loss) from continuing operations before income taxes, interest expense, earnings (losses) from unconsolidated affiliates, investment income (loss), (gain)/loss on debt buybacks and exchanges, impairments and other charges and other, net. Adjusted EBITDA is computed similarly, but also excludes depreciation and amortization expenses. In addition, adjusted EBITDA and adjusted operating income (loss) exclude certain cash expenses that the Company is obligated to make. Net debt is calculated as total debt minus the sum of cash, cash equivalents and short-term investments. Free cash flow represents net cash provided by operating activities less cash used for investing activities. Free cash flow is an indicator of our ability to generate cash flow after required spending to maintain or expand our asset base. Management believes that this non-GAAP measure is useful information to investors when comparing our cash flows with the cash flows of other companies. Each of these non-GAAP measures has limitations and therefore should not be used in isolation or as a substitute for the amounts reported in accordance with GAAP. However, management evaluates the performance of its operating segments and the consolidated Company based on several criteria, including adjusted EBITDA, adjusted operating income (loss), net debt, and free cash flow, because it believes that these financial measures accurately reflect the Company’s ongoing profitability and performance.  Securities analysts and investors also use these measures as some of the metrics on which they analyze the Company’s performance. Other companies in this industry may compute these measures differently.  Reconciliations of consolidated adjusted EBITDA and adjusted operating income (loss) to income (loss) from continuing operations before income taxes, net debt to total debt, and free cash flow to cash flow provided by operations, which are their nearest comparable GAAP financial measures, are included in the tables at the end of this press release.

Media Contact:  William C. Conroy, Vice President of Corporate Development & Investor Relations, +1 281-775-2423, or Kara Peak, Director of Corporate Development & Investor Relations, +1 281-775-4954.   To request investor materials, contact Nabors' corporate headquarters in Hamilton, Bermuda at +441-292-1510 or via e-mail mark.andrews@nabors.com

NABORS INDUSTRIES LTD. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (LOSS)

(Unaudited)

	Three Months Ended			Year Ended
	December 31,		September 30,	December 31,
(In thousands, except per share amounts)	2020	2019	2020	2020	2019
Revenues and other income:
Operating revenues	$443,396	$714,261	$438,352	$2,134,043	$3,043,383
Earnings (losses) from unconsolidated affiliates	-	-	-	-	(5)
Investment income (loss)	3,342	1,509	(742)	1,438	10,218
Total revenues and other income	446,738	715,770	437,610	2,135,481	3,053,596

Costs and other deductions:
Direct costs	274,278	436,249	270,397	1,333,072	1,929,331
General and administrative expenses	53,719	62,572	46,168	203,515	258,731
Research and engineering	7,285	12,915	7,565	33,564	50,359
Depreciation and amortization	208,654	225,824	206,862	853,699	876,091
Interest expense	47,943	49,177	52,403	206,274	204,311
(Gain)/loss on debt buybacks and exchanges	(162,426)	(13,220)	(14,170)	(228,274)	(11,468)
Impairments and other charges	71,328	199,421	5,017	410,631	301,939
Other, net	11,049	889	13,745	28,567	33,224
Total costs and other deductions	511,830	973,827	587,987	2,841,048	3,642,518

Income (loss) from continuing operations before income taxes	(65,092)	(258,057)	(150,377)	(705,567)	(588,922)
Income tax expense (benefit)	38,842	26,476	(3,695)	57,286	91,576

Income (loss) from continuing operations, net of tax	(103,934)	(284,533)	(146,682)	(762,853)	(680,498)
Income (loss) from discontinued operations, net of tax	55	22	22	7	(12)

Net income (loss)	(103,879)	(284,511)	(146,660)	(762,846)	(680,510)

Less: Net (income) loss attributable to noncontrolling interest	(4,358)	21,827	(10,805)	(42,795)	(22,375)
Net income (loss) attributable to Nabors	(108,237)	(262,684)	(157,465)	(805,641)	(702,885)
Less: Preferred stock dividend	(3,653)	(4,309)	(3,653)	(14,611)	(17,244)
Net income (loss) attributable to Nabors common shareholders	$(111,890)	$(266,993)	$(161,118)	$(820,252)	$(720,129)

Amounts attributable to Nabors common shareholders:
Net income (loss) from continuing operations	$(111,945)	$(267,015)	$(161,140)	$(820,259)	$(720,117)
Net income (loss) from discontinued operations	55	22	22	7	(12)
Net income (loss) attributable to Nabors common shareholders	$(111,890)	$(266,993)	$(161,118)	$(820,252)	$(720,129)

Earnings (losses) per share:
Basic from continuing operations	$(16.46)	$(38.66)	$(23.42)	$(118.69)	$(105.39)
Basic from discontinued operations	0.01	-	-	-	-
Total Basic	$(16.45)	$(38.66)	$(23.42)	$(118.69)	$(105.39)

Diluted from continuing operations	$(16.46)	$(38.66)	$(23.42)	$(118.69)	$(105.39)
Diluted from discontinued operations	0.01	-	-	-	-
Total Diluted	$(16.45)	$(38.66)	$(23.42)	$(118.69)	$(105.39)

Weighted-average number of common shares outstanding:
Basic	7,067	7,043	7,064	7,059	7,032
Diluted	7,067	7,043	7,064	7,059	7,032

Adjusted EBITDA	$108,114	$202,525	$114,222	$563,892	$804,962

Adjusted operating income (loss)	$(100,540)	$(23,299)	$(92,640)	$(289,807)	$(71,129)

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NABORS INDUSTRIES LTD. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31,	September 30,	December 31,
(In thousands)	2020	2020	2019

	(Unaudited)
ASSETS
Current assets:
Cash and short-term investments	$481,746	$513,825	$452,496
Accounts receivable, net	362,977	347,212	453,042
Assets held for sale	16,562	562	2,530
Other current assets	270,180	301,413	340,598
Total current assets	1,131,465	1,163,012	1,248,666
Property, plant and equipment, net	3,985,707	4,225,034	4,930,549
Goodwill	-	-	28,380
Other long-term assets	386,256	429,262	553,063
Total assets	$5,503,428	$5,817,308	$6,760,658

LIABILITIES AND EQUITY
Current liabilities:
Current portion of debt	$-	$-	$-
Other current liabilities	515,469	486,018	656,548
Total current liabilities	515,469	486,018	656,548
Long-term debt	2,968,701	3,290,303	3,333,220
Other long-term liabilities	319,610	242,737	295,333
Total liabilities	3,803,780	4,019,058	4,285,101

Redeemable noncontrolling interest in subsidiary	442,840	438,486	425,392

Equity:
Shareholders' equity	1,151,384	1,255,648	1,982,811
Noncontrolling interest	105,424	104,116	67,354
Total equity	1,256,808	1,359,764	2,050,165
Total liabilities and equity	$5,503,428	$5,817,308	$6,760,658

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NABORS INDUSTRIES LTD. AND SUBSIDIARIES

SEGMENT REPORTING

(Unaudited)

The following tables set forth certain information with respect to our reportable segments and rig activity:

	Three Months Ended			Year Ended
	December 31,		September 30,	December 31,
(In thousands, except rig activity)	2020	2019	2020	2020	2019
Operating revenues:
U.S. Drilling	$134,129	$289,517	$130,243	$713,057	$1,240,936
Canada Drilling	14,824	19,379	10,774	54,753	68,274
International Drilling	245,093	331,703	248,392	1,131,673	1,324,142
Drilling Solutions	31,997	60,499	29,324	149,834	252,790
Rig Technologies (1)	27,357	52,616	28,466	131,555	260,226
Other reconciling items (2)	(10,004)	(39,453)	(8,847)	(46,829)	(102,985)
Total operating revenues	$443,396	$714,261	$438,352	$2,134,043	$3,043,383

Adjusted EBITDA: (3)
U.S. Drilling	$62,162	$113,128	$60,520	$302,150	$483,993
Canada Drilling	3,501	5,302	2,150	13,018	15,283
International Drilling	64,490	96,155	71,885	321,394	363,980
Drilling Solutions	10,262	24,776	7,129	46,241	91,754
Rig Technologies (1)	511	(1,569)	1,309	1,818	1,468
Other reconciling items (4)	(32,812)	(35,267)	(28,771)	(120,729)	(151,516)
Total adjusted EBITDA	$108,114	$202,525	$114,222	$563,892	$804,962

Adjusted operating income (loss): (5)
U.S. Drilling	$(26,215)	$6,811	$(39,162)	$(96,176)	$64,313
Canada Drilling	(2,501)	(3,186)	(3,507)	(11,766)	(14,483)
International Drilling	(35,462)	1,152	(16,872)	(56,205)	(8,903)
Drilling Solutions	(2,532)	16,672	(3,583)	6,167	59,465
Rig Technologies (1)	(2,031)	(5,954)	(1,807)	(13,481)	(11,247)
Other reconciling items (4)	(31,799)	(38,794)	(27,709)	(118,346)	(160,274)
Total adjusted operating income (loss)	$(100,540)	$(23,299)	$(92,640)	$(289,807)	$(71,129)

Rig activity:
Average Rigs Working: (6)
Lower 48	53.6	97.5	48.2	61.9	107.8
Other US	5.0	6.7	5.2	6.0	7.5
U.S. Drilling	58.6	104.2	53.4	67.9	115.3
Canada Drilling	9.7	12.3	7.4	9.0	10.9
International Drilling	62.6	87.1	71.3	75.7	88.3
Total average rigs working	130.9	203.6	132.1	152.6	214.5

Daily Rig Revenue:
Lower 48	$20,949	$26,455	$21,764	$24,212	$25,970
Other US	66,841	84,439	71,175	74,264	80,133
U.S. Drilling (8)	24,862	30,200	26,548	28,660	29,488
Canada Drilling	16,600	17,100	15,867	16,616	17,171
International Drilling	42,551	41,402	37,842	40,827	41,098

Daily Rig Margin: (7)
Lower 48	$9,541	$10,218	$9,527	$9,872	$10,210
Other US	44,811	47,745	48,636	45,642	43,187
U.S. Drilling (8)	12,548	12,642	13,314	13,051	12,352
Canada Drilling	4,633	5,493	4,203	4,813	5,108
International Drilling	13,486	14,144	12,678	13,454	13,277

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(1)	Includes our oilfield equipment manufacturing, automated systems, and downhole tools.

(2)	Represents the elimination of inter-segment transactions related to our Rig Technologies operating segment.

(3)	Adjusted EBITDA represents income (loss) from continuing operations before income taxes, interest expense, depreciation and amortization, earnings (losses) from unconsolidated affiliates, investment income (loss), (gain)/loss on debt buybacks and exchanges, impairments and other charges and other, net. Adjusted EBITDA is a non-GAAP financial measure and should not be used in isolation or as a substitute for the amounts reported in accordance with GAAP. In addition, adjusted EBITDA excludes certain cash expenses that the Company is obligated to make. However, management evaluates the performance of its operating segments and the consolidated Company based on several criteria, including adjusted EBITDA and adjusted operating income (loss), because it believes that these financial measures accurately reflect the Company’s ongoing profitability and performance. Securities analysts and investors use this measure as one of the metrics on which they analyze the Company’s performance. Other companies in this industry may compute these measures differently. A reconciliation of this non-GAAP measure to income (loss) from continuing operations before income taxes, which is the most closely comparable GAAP measure, is provided in the table set forth immediately following the heading "Reconciliation of Non-GAAP Financial Measures to Income (loss) from Continuing Operations before Income Taxes".

(4)	Represents the elimination of inter-segment transactions and unallocated corporate expenses.

(5)	Adjusted operating income (loss) represents income (loss) from continuing operations before income taxes, interest expense, earnings (losses) from unconsolidated affiliates, investment income (loss), (gain)/loss on debt buybacks and exchanges, impairments and other charges and other, net. Adjusted operating income (loss) is a non-GAAP financial measure and should not be used in isolation or as a substitute for the amounts reported in accordance with GAAP. In addition, adjusted operating income (loss) excludes certain cash expenses that the Company is obligated to make. However, management evaluates the performance of its operating segments and the consolidated Company based on several criteria, including adjusted EBITDA and adjusted operating income (loss), because it believes that these financial measures accurately reflect the Company’s ongoing profitability and performance. Securities analysts and investors use this measure as one of the metrics on which they analyze the Company’s performance. Other companies in this industry may compute these measures differently. A reconciliation of this non-GAAP measure to income (loss) from continuing operations before income taxes, which is the most closely comparable GAAP measure, is provided in the table set forth immediately following the heading "Reconciliation of Non-GAAP Financial Measures to Income (loss) from Continuing Operations before Income Taxes".

(6)	Represents a measure of the average number of rigs operating during a given period. For example, one rig operating 45 days during a quarter represents approximately 0.5 average rigs working for the quarter. On an annual period, one rig operating 182.5 days represents approximately 0.5 average rigs working for the year.

(7)	Daily rig margin represents operating revenue less operating expenses, divided by the total number of revenue days during the quarter.

(8)	The U.S. Drilling segment includes the Lower 48, Alaska, and Gulf of Mexico operating areas.

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NABORS INDUSTRIES LTD. AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES TO

INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE INCOME TAXES

(Unaudited)

	Three Months Ended			Year Ended
	December 31,		September 30,	December 31,
(In thousands)	2020	2019	2020	2020	2019
Adjusted EBITDA	$108,114	$202,525	$114,222	$563,892	$804,962
Depreciation and amortization	(208,654)	(225,824)	(206,862)	(853,699)	(876,091)
Adjusted operating income (loss)	(100,540)	(23,299)	(92,640)	(289,807)	(71,129)

Earnings (losses) from unconsolidated affiliates	-	-	-	-	(5)
Investment income (loss)	3,342	1,509	(742)	1,438	10,218
Interest expense	(47,943)	(49,177)	(52,403)	(206,274)	(204,311)
(Gain)/loss on debt buybacks and exchanges	162,426	13,220	14,170	228,274	11,468
Impairments and other charges	(71,328)	(199,421)	(5,017)	(410,631)	(301,939)
Other, net	(11,049)	(889)	(13,745)	(28,567)	(33,224)
Income (loss) from continuing operations before income taxes	$(65,092)	$(258,057)	$(150,377)	$(705,567)	$(588,922)

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NABORS INDUSTRIES LTD. AND SUBSIDIARIES

RECONCILIATION OF NET DEBT TO TOTAL DEBT

	December 31,	September 30,	December 31,
(In thousands)	2020	2020	2019

	(Unaudited)
Current portion of debt	$-	$-	$-
Long-term debt	2,968,701	3,290,303	3,333,220
Total Debt	2,968,701	3,290,303	3,333,220
Less: Cash and short-term investments	481,746	513,825	452,496
Net Debt	$2,486,955	$2,776,478	$2,880,724

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NABORS INDUSTRIES LTD. AND SUBSIDIARIES

RECONCILIATION OF FREE CASH FLOW TO

NET CASH PROVIDED BY OPERATING ACTIVITIES

(Unaudited)

	Three Months Ended		Year Ended
	December 31,	September 30,	December 31,
(In thousands)	2020	2020	2020
Net cash provided by operating activities	$101,855	$46,134	$349,761
Less: Net cash used for investing activities	(36,115)	(37,193)	(165,457)
Free cash flow	$65,740	$8,941	$184,304

Free cash flow represents net cash provided by operating activities less cash used for investing activities. Free cash flow is an indicator of our ability to generate cash flow after required spending to maintain or expand our asset base. Management believes that this non-GAAP measure is useful information to investors when comparing our cash flows with the cash flows of other companies. This non-GAAP measure has limitations and therefore should not be used in isolation or as a substitute for the amounts reported in accordance with GAAP. However, management evaluates the performance of the consolidated Company based on several criteria, including free cash flow, because it believes that these financial measures accurately reflect the Company's ongoing profitability and performance.

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